EXHIBIT 99.1

Pain Therapeutics Reports Q2 2012 Financial Results

No Change to Financial Guidance for 2012

AUSTIN, Texas, Aug. 2, 2012 (GLOBE NEWSWIRE) -- Pain Therapeutics, Inc. (Nasdaq:PTIE) today reported financial results for the quarter and six months ended June 30, 2012. Net loss for Q2 2012 was $0.1 million, or $0.00 per share, as compared to the net loss in Q2 2011 of $1.2 million, or $0.03 per share. Net loss for the first half of 2012 was $0.1 million, or $0.00 per share, as compared to net loss for the first half of 2011 of $1.4 million, or $0.03 per share.

Cash and investments were $93.9 million at June 30, 2012. Actual net cash usage for the first half of 2012 was $4.2 million, versus guidance of $5.0 million.  The Company has no debt.

Management continues to believe net cash usage for 2012 will be under $10.0 million.

"Financial results reflect our goal to maintain tight financial discipline while waiting for the regulatory resubmission of REMOXY by our partner, Pfizer," said Remi Barbier, Chairman, President & CEO of Pain Therapeutics. "We remain excited by the prospect of having a potential first-in-class oxycodone drug in a $3+ billion market."

Q2 2012 Financial Detail

  Research and development expenses decreased to $1.5 million in Q2 2012 from $2.4 million in Q2 2011, primarily due to lower headcount-related costs. Non-cash stock related compensation costs within research and development expenses decreased to $0.4 million in Q2 2012 from $0.8 million in Q2 2011.
  General and administrative expenses decreased to $1.5 million in Q2 2012 from $1.8 million in Q2 2011, primarily due to lower headcount-related costs. Non-cash stock related compensation costs within general and administrative expenses decreased to $0.5 million in Q2 2012 from $0.7 million in Q2 2011.

About REMOXY

Our lead drug candidate is called REMOXY (oxycodone) Extended-Release Capsules CII. REMOXY is an investigational drug with a unique, controlled release formulation of oxycodone for patients with moderate-to-severe chronic pain. REMOXY is designed to discourage common methods of tampering associated with prescription analgesic misuse and abuse.

On June 24, 2011, we and partner Pfizer, Inc. (NYSE:PFE) announced that a Complete Response Letter was received from the U.S. Food and Drug Administration (FDA) on the resubmission to the new drug application (NDA) for REMOXY. Pfizer is working to evaluate the issues described in the Complete Response Letter and plans to have further discussions with the FDA around them. Pfizer has full control of the development and funding of REMOXY.

In 2005, we entered into a strategic alliance with King Pharmaceuticals, Inc. (King) to develop and commercialize REMOXY. We filed the initial NDA for REMOXY in June 2008 and received a Complete Response Letter in December 2008. King assumed full control of the development of REMOXY in March 2009, filed a resubmission to the REMOXY NDA in December 2010 and received a Complete Response Letter for such resubmission in June 2011. Pfizer obtained rights to REMOXY upon the close of its acquisition of King in February 2011.

  Pfizer is our exclusive, worldwide commercial partner for REMOXY and three other abuse-resistant prescription pain medications (except in Australia/New Zealand).
  Upon the commercial launch of REMOXY, we will receive from Pfizer a royalty of 20% of net sales in the United States, except as to the first $1.0 billion in cumulative net sales, which royalty is set at 15%. Outside the United States, the royalty rate is 10%.
  In addition, we will receive from Pfizer a supplemental royalty fee payment of 6.0% to 11.5% of net sales, depending on the range of total dollar sales in each year. This supplemental payment is equal to the full amount of our financial obligations to Durect Corporation (Nasdaq: DRRX), our exclusive supplier of certain excipients in REMOXY.
  To date, we have received total cash payments of $185.0 million in program fees and milestone payments under the strategic alliance with Pfizer in connection with the development of REMOXY and three other abuse-resistant drug candidates.
  Under the terms of our strategic alliance with Pfizer, we are eligible to receive up to an additional $120.0 million in clinical/regulatory milestone payments, including a $15.0 million payment upon FDA approval of REMOXY.
  Our development expenses for REMOXY and three other abuse-resistant pain medications that are in various stages of development, including hydrocodone, hydromorphone and oxymorphone, are reimbursed by Pfizer.
  Pain Therapeutics retains commercial rights to REMOXY and three other abuse-resistant drug candidates in Australia/New Zealand. We have not yet announced a market entry strategy for these territories.

In December 2011, we were served notice of two civil lawsuits filed in the District Court of the Western District of Texas, Austin Division.  Both relate to the attempt to obtain FDA approval for REMOXY.  One complaint is a shareholder derivative suit and alleges breach of fiduciary duty.  The District Court dismissed this complaint in April 2012. The other complaint alleges various violations of the Securities Exchange Act.  We believe the remaining lawsuit is without merit and intend to vigorously contest it.

About Pain Therapeutics, Inc.

Pain Therapeutics, Inc. is a biopharmaceutical company that develops novel drugs. In July 2012, we announced the publication of preclinical data that demonstrate a promising new approach to treat Alzheimer's disease. The FDA has not approved any of our drug candidates for commercial sale.  For more information, please visit www.paintrials.com.

Note Regarding Forward-Looking Statements: This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the "Act"). Pain Therapeutics disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include, but are not limited to, any statements relating to our projected net cash usage for 2012, Pfizer's plans with respect to development of REMOXY, potential future milestone payments and royalties based on revenue from REMOXY, the potential development of other abuse resistant drug candidates, funding obligations of Pfizer, the benefits of REMOXY, currently ongoing litigation and the Company's new approach to treat Alzheimer's disease. Such statements are based on management's current expectations, but actual results may differ materially due to various factors. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in obtaining regulatory approval of REMOXY and in development, testing and pursuit of regulatory approval of our other drug candidates, unexpected adverse side effects or inadequate therapeutic efficacy of our drug candidates, difficulties or delays in commercialization efforts with respect to our products, if any are approved for marketing, or failure of such products to gain market acceptance, the uncertainty of patent protection for our intellectual property or trade secrets, unanticipated additional research and development and other costs, potential diversion of resources from the pursuit of development and commercialization of drug candidates subject to our strategic alliance with Pfizer as a result of the acquisition of King by Pfizer, the potential for abuse resistant pain medications or other competing products or therapies to be developed by competitors and potential competitors or others and difficulties resulting from, or risks associated with, pending litigation, including diversion of resources and potential adverse judgments. For further information regarding these and other risks related to the Company's business, investors should consult the Company's filings with the Securities and Exchange Commission.

PAIN THERAPEUTICS, INC.
CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	Three months ended		Six months ended
	June 30, 2012		June 30, 2012
Revenue
Program fee revenue	$ 2,724	$ 2,724	$ 5,448	$ 5,448
Collaboration revenue	--	28	249	540
Total revenue	2,724	2,752	5,697	5,988
Operating expenses
Research and development	1,516	2,392	3,125	4,571
General and administrative	1,461	1,788	2,973	3,324
Total operating expenses	2,977	4,180	6,098	7,895
Operating loss	(253)	(1,428)	(401)	(1,907)
Interest income	123	228	300	500
Net loss	$ (130)	$ (1,200)	$ (101)	$ (1,407)

Net loss per share, basic and diluted	$ (0.00)	$ (0.03)	$ (0.00)	$ (0.03)
Weighted-average shares used in computing net loss per share, basic and diluted	44,777	44,190	44,754	43,660

CONDENSED BALANCE SHEETS
(in thousands)
			June 30, 2012	December 31, 2011(1)
			(Unaudited)
Assets
Current assets
Cash, cash equivalents and marketable securities			$ 93,942	$ 98,131
Other current assets			95	358
Total current assets			94,037	98,489
Non-current assets
Property and equipment, net and other assets			403	474
Total assets			$ 94,440	$ 98,963
Liabilities and stockholders' equity
Current liabilities
Accounts payable and accrued development expenses			$ 1,106	$ 1,378
Deferred program fee revenue - current portion			10,897	10,897
Other accrued liabilities			418	997
Total current liabilities			12,421	13,272
Non-current liabilities
Deferred program fee revenue - non-current portion			35,415	40,863
Other liabilities			435	435
Total liabilities			48,271	54,570
Stockholders' equity
Common stock and additional paid-in-capital			178,432	176,470
Accumulated other comprehensive income			43	128
Accumulated deficit			(132,306)	(132,205)
Total stockholders' equity			46,169	44,393
Total liabilities and stockholders' equity			$ 94,440	$ 98,963

(1) Derived from the Company's annual financial statements as of December 31, 2011, included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission.
CONTACT: Peter S. Roddy
         Vice President and Chief Financial Officer
         Pain Therapeutics, Inc.
         proddy@paintrials.com
         (512) 501-2450